EXHIBIT 10.33

THIS AMENDED AND RESTATED AGREEMENT made as of the 20th day of December, 1996.

BETWEEN:

SOCIÉTÉ D’ALUMINIUM REYNOLDS DU CANADA. LTÉE/REYNOLDS ALUMINUM COMPANY OF CANADA. LTD., a company incorporated under the laws of the Province of Quebec and having its head office at the City of Montreal in the said province,

(hereinafter referred to as “Reycan”)

OF THE FIRST PART,

DONOHUE FOREST PRODUCTS INC., a company incorporated under the laws of the Province of Quebec, and having its head office at the said City of Montreal,

(hereinafter referred to as “Donohue”)

OF THE SECOND PART,

WHO HEREBY AGREE:

Section I - Previous Agreement

1. The Agreement made as of May 24,1966 between Canadian British Aluminium Company Limited and Quebec North Shore Paper Company with respect to, among other things, the matters herein contemplated is superseded and replaced by this present Agreement. Reycan is the successor in interest to Canadian British Aluminium Company Limited, which was amalgamated with CRM Capital Limited into one company under the name of Canadian Reynolds Metals Company, Limited-Société Canadienne de Metaux Reynolds, Limitée on August 3,1970; and subsequently, on January 1,1996, Canadian Reynolds Metals Company, Limited-Société Canadienne de Metaux Reynolds, Limitée changed its name to Société d’Aluminium Reynolds du Canada, Ltée/Reynolds Aluminum Company of Canada, Ltd. Donohue Forest Products Inc. is the successor in interest to Quebec North Shore Paper Company, following successive changes in the name and amalgamations.

Section II - Manicouagan Power Company

2. (a) Donohue agrees that so long as it holds or controls shares in Manicouagan Power Company (hereinafter referred to as “MPCo”) and Reycan holds or controls not less than 5% of the outstanding Common Shares of MPCo, it, Donohue, will cast or cause to be cast the votes pertaining to the shares held or controlled by it for the election and maintenance in office as directors of MPCo of four nominees of Reycan if and so long as Reycan holds or controls 40% of the outstanding Common Shares of MPCo; of three nominees of Reycan if and so long as Reycan holds or controls 30% or more (but less than 40%) of the outstanding Common Shares of MPCo; of two nominees of Reycan if and so long as Reycan holds or controls 20% or more (but less than 30%) of the outstanding Common Shares of MPCo; and of one nominee of Reycan if and so long as Reycan holds or controls 5% or more (but less than 20%) of the outstanding Common Shares of MPCo; provided such nominees are qualified for election as directors of MPCo;

(b) Reycan agrees that so long as it holds or controls shares in MPCo and Donohue holds or controls not less than 5% of the outstanding Common Shares of MPCo, it, Reycan, will cast or cause to be cast the votes pertaining to the shares held or controlled by it for the election and maintenance in office as directors of MPCo of five nominees of Donohue if and so long as Donohue holds or controls 50% or more of the outstanding Common Shares of MPCo; of four nominees of Donohue if and so long as Donohue holds or controls 40% or more (but less than 50%) of the outstanding Common Shares of MPCo; of three nominees of Donohue if and so long as Donohue holds or controls 30% or more (but less than 40%) of the outstanding Common Shares of MPCo; of two nominees of Donohue if and so long as Donohue holds or controls 20% or more (but less than 30%) of the outstanding Common Shares of MPCo; and of one nominee of Donohue if and so long as Donohue holds or controls 5% or more (but less than 20%) of the outstanding Common Shares of MPCo; provided such nominees are qualified for election as directors of MPCo.

3. (a) Donohue agrees that so long as Reycan shall be entitled to have nominees elected as directors of MPCo pursuant to the provisions of the foregoing clause 2, it will cause its nominees on the Board of MPCo to vote for the election as members of the Executive Committee of MPCo of two nominees of Reycan if and so long as Reycan is so entitled to have three or more nominees elected to the board; and of one nominee of Reycan if and so long as Reycan is so entitled to have two nominees elected to the board; provided such nominees are qualified for such election as directors of MPCo;

(b) Reycan agrees that so long as Donohue shall be entitled to have nominees elected as directors of MPCo pursuant to the provisions of the foregoing clause 2, it will cause its nominees on the board of MPCo to vote for the election as members of the Executive Committee of MPCo of three nominees of Donohue if and so long as Donohue is so entitled to have five nominees elected to the board; of two nominees if and so long as Donohue is so entitled to have three or four nominees elected to the board; and of one nominee of Donohue if and so long as Donohue is so entitled to have two nominees elected to the board; provided such nominees are qualified for such election as directors of MPCo.

4. Each of Donohue and Reycan covenants and agrees with the other that so long as the other holds or controls 30% or more of the outstanding Common Shares of MPCo, it will not, without the consent of the other, cast or permit to be cast the votes pertaining to any shares in MPCo owned or controlled by it to vary the number of directors of MPCo or the number of members of its Executive Committee or the number of members of such committee whose concurrence is required to make effective a decision of such committee, or to alter the place or places where meetings of its shareholders or of its Board of Directors or of its Executive Committee may be held or the length of notice required for any such meeting or to reclassify the Common or Preference Shares of MPCo or to vary the attributes attaching thereto, particularly the voting rights; nor will it authorize or permit its nominees on the Board of MPCo to take any action for any such purpose. For the purposes of this clause 4 the word “reclassify” does not mean or extend to an increase in the authorized capital of MPCo.

5. It is mutually agreed between Donohue and Reycan that neither of them is to be under any obligation to subscribe for any shares in the capital stock of MPCo additional to the shares presently held by them, but if any additional shares of any class are issued by MPCo each is to have the privilege of subscribing for shares of the issue to the extent of its then proportionate interest in the outstanding shares of MPCo.

6. (a) Subject to the provisions of paragraph (h) of this clause, each of Donohue and Reycan covenants and agrees with the other that, so long as the other is the holder of Common Shares of MPCo, it will not, without the prior consent of the other, sell or otherwise dispose of any Common Shares in the capital stock of MPCo which it may hold, own or control at any time or to which it may be beneficially entitled unless and until it shall have first offered for sale to the other that number of shares which it shall desire to sell or otherwise dispose of and the other party shall have failed to accept the offer within the time hereinafter limited, and then only subject to the conditions and within the limitations hereinafter set forth;

(b) Each offer shall be in writing, shall comply with the requirements of clause 11 and shall be given in the manner provided in clause 12;

(c) The offeree shall have sixty days after the making of any offer in which to accept it. An offer may not be accepted as to part only of the shares offered unless the offer shall so provide. An acceptance of offer shall be in writing and shall be given in the manner provided in clause 12;

(d) If an offer be accepted, the sale and purchase evidenced by the offer and acceptance shall be completed at the head office of MPCo within ten days (exclusive of Sundays, Saturdays and public holidays) after the acceptance of the offer, at which time certificates representing the shares agreed to be sold and purchased shall be delivered to the purchaser in good transferable form free from encumbrance and the consideration shall be paid to the vendor by the purchaser in Canadian dollars by cheque drawn upon and certified by a chartered bank of Canada. Stock transfer taxes shall be paid by the vendor.

(e) If the offeree shall not accept the offer, the offeror shall be entitled during a period of six months computed from the date the offer is made to sell the offered shares at the offered price or at any greater price, but any such sale of the offered shares shall be in one block to one purchaser, unless by the terms of the offer the offeree would have been entitled to accept it as to part only of the offered shares, in which event during the said period of six months, the offeror shall be entitled to sell the offered shares in parcels to one or more purchasers consistent with the terms of the offer to the offeree. The offerer shall not, however, sell or dispose of the shares so offered within such period of six months at less than the offered price or in smaller blocks or on terms otherwise more favourable to the purchaser without again first offering them to the other in the manner above provided;

(f) The offeror shall not sell or otherwise dispose of any shares so offered after the expiration of such period of six months without again first offering them to the other in the manner above provided;

(g) The foregoing provisions of this clause shall apply to each subsequent offer pursuant to the provisions of paragraph (e) or paragraph (f);

(h) This clause shall not apply to any transfer by either Donohue or Reycan to any person nominated by it to be a director of MPCo of the minimum number of Common Shares required to qualify such person as a director nor to any transfer by Donohue or Reycan of any or all of the Common Shares in the capital stock of MPCo held, owned or controlled by it or to which it may be beneficially entitled to a parent corporation or to a subsidiary or to a corporation which has acquired the whole or substantially the whole of its undertaking, property and assets; provided the parent corporation or the subsidiary or the purchasing corporation, as the case may be, has entered into a binding agreement with the other of Donohue or Reycan to observe and perform in respect of the shares transferred to it the obligations of the transferor under this clause and clauses 2, 3, 4 and 5;

(i) In the event that all or any of the Common Shares in the capital stock of MPCo held, owned or controlled by either Donohue or Reycan be transferred by it as above permitted to a parent corporation or a purchasing corporation, or all such shares be so transferred to a subsidiary corporation, and the transferee has entered into the required binding agreement with the other of Donohue and Reycan, then, not only shall the transferee be bound by the terms of this clause and of clauses 2, 3, 4 and 5 but it shall also be entitled to the benefits thereof, all in the same manner and with the same effect as though this clause and clauses 2, 3, 4 and 5 had been originally entered into between it and the other of Donohue and Reycan; provided, however, that in no event shall any transfer or succession of transfers of Common Shares in the capital stock of MPCo pursuant to paragraph (h) result in any group comprising the transferor and the transferee or transferees or any of them having the right to elect a greater number of directors or members of the Executive Committee of MPGo than the original transferor would have had pursuant to clauses 2, 3 and 4 hereof had the transfers not been effected;

(j) This clause shall not apply to the hypothecation, mortgaging, pledging or charging by either Donohue or Reycan of Common Shares in the capital stock of MPCo to secure moneys borrowed by it or any bonds, debentures, notes or like obligations issued by it.

7. (a) For the purposes of clauses 2 to 5 inclusive, Common Shares of MPCo registered in the names of directors of MPCo who are nominees of Reycan shall be deemed to be Common Shares owned or controlled by Reycan notwithstanding that Reycan may not have any beneficial interest therein; and, correspondingly, Common Shares of MPCo registered in the names of directors of MPCo who are nominees of Donohue shall be deemed to be Common Shares owned or controlled by Donohue notwithstanding that Donohue may not have any beneficial interest therein;

(b) For the purposes of clauses 2 to 6 inclusive, and of this clause the term “Common Shares” means and includes, not only the presently authorized Common Shares of MPCo, but also any shares of MPCo resulting from the conversion or reclassification of the presently authorized Common Shares; and

8. Each party hereto agrees to give consideration at the appropriate time to ways and means of procuring, with the consent of the holders of the Series “A” Debentures of MPCo, the release of The Ontario Paper Company Limited (hereinafter referred to as “OPCo”) from its guarantees in respect of such Series “A” Debentures and the release of Donohue from its obligations to purchase or cause to be purchased power from MPCo in respect of such Debentures; and each party agrees to co-operate in devising and giving effect to ways and means for this purpose, including, if so requested by Donohue, the securing of the Series “A” Debentures of MPCo against its power rights and its freehold and leasehold lands and/or the refunding of the then outstanding guaranteed debentures by one or more series of bonds or debentures which do not require the guarantee of either OPCo or Donohue.

Section III - Miscellaneous

9. It is agreed that, so long as Reycan and Donohue control all of the outstanding shares of MPCo and Donohue controls more than 50% of the outstanding shares of MPCo:-

(a)	a contract at any time existing between MPCo and Donohue or between Reycan and MPCo will not be amended during its term without the written consent of both Reycan and Donohue; and

(b)	for the purpose of this clause the terms “Reycan” and “Donohue” shall include a subsidiary or affiliate except where such terms last appear at the end of paragraph (a).

10. In this agreement -

(a)	“subsidiary” means a corporation of which the party concerned holds or controls, directly or indirectly, shares in its capital stock carrying the majority of the votes entitled to be cast in respect of shares having voting rights in all circumstances; and includes a corporation in like relation to a subsidiary;

(b)	“affiliate” means a corporation which is a subsidiary of the same corporation of which the party concerned is a subsidiary;

(c)	“parent corporation” means a corporation which holds or controls, directly or indirectly, shares in the capital stock of the party concerned carrying the majority of the votes entitled to be cast in respect of shares having voting rights in all circumstances.

11. Each offer under the provisions of clause 6 of this agreement shall, as provided therein, be in writing and shall state the class and number of shares in the capital stock of MPCo which the offeror desires to sell or otherwise dispose of, and the price it is prepared to accept per share in Canadian dollars, and shall offer to sell to the offeree such shares at such price; and in the event that the offeror desires to sell or otherwise dispose of shares of more than one class, the number of shares of each class and the price per share which the offeror is prepared to accept shall be stated separately.

12. Notices.

All notices required or permitted to be given under this Agreement will be given in writing or other permanently recorded form in English, to the parties at the addresses set forth below:

Reynolds Metals Company

Attention: Corporate Secretary

6601 West Broad Street

Richmond, Virginia 23230

USA

Facsimile Number: 804-281-3740

Donohue Forest Products Inc.

Attention: Corporate Secretary

500 Sherbrooke West, Suite 800

Montreal, Quebec H3A 3C6

Canada

Facsimile Number: 514-847-7707

A notice will be deemed to have been duly given

(1)	if delivered by hand or courier, on the date of delivery;

(2)	if sent by air mail, 14 days after posting;

(3)	if sent by facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of its recipient.

Facsimile notices will be confirmed by sending the original document by hand, courier or air mail.

13. Any offer under the provisions of clause 6 of this agreement and any acceptance of offer under the provisions of either of the said clauses shall be given in the manner provided in clause 12.

14. This agreement shall supersede all previous communications or understandings on the subjects dealt with herein.

15. This agreement shall be interpreted and take effect according to the laws of the Province of Quebec.

16. The headings are for convenience of reference only and shall have no effect upon the construction, interpretation or meaning of this agreement.

17. This agreement shall terminate upon either party ceasing to hold or control outstanding Common Shares of MPCo.

18. The parties hereto have expressly requested that this Agreement be drafted in the English language only. Les parties aux présentes ont expressément exigé que la présente convention soit rédigée en langue anglaise seulement.

IN WITNESS WHEREOF the parties hereto have executed this agreement.

SOCIÉTÉ D’ALUMINIUM REYNOLDS DU CANADA, LTÉE/ REYNOLDS ALUMINUM COMPANY OF CANADA, LTD.,

By

Title	Vice President, General Counsel

DONOHUE FOREST PRODUCTS INC.

By

Title	Vice-President, Gen. Counsel & Sec.